                                                                      Exhibit 11

                              RUSSELL CORPORATION
                       Computation of Earnings Per Share
                (Dollars in Thousands Except Per Share Amounts)
                                  (Unaudited)



                                                 13 Weeks Ended                      26 Weeks Ended
                                          ----------------------------         --------------------------

                                            6/30/96           7/2/95             6/30/96         7/2/95
                                          ----------        ----------         ----------      ----------
Net income                                $   16,310        $   12,480         $   27,962      $   24,712
                                          ==========        ==========         ==========      ==========

Shares:
  Weighted average common
     shares outstanding                   38,501,951        39,066,310         38,585,647      39,264,645

Net common shares issuable
     on exercise of certain
     stock options                           128,979           247,368            140,192         265,702
                                          ----------        ----------         ----------      ----------

Average common and common
     equivalent shares
     outstanding                          38,630,930        39,313,678         38,725,839      39,530,347
                                          ==========        ==========         ==========      ==========

Earnings per common and
  common equivalent share                 $      .42        $      .32         $      .72      $      .63



                                      -9-